VALHI REPORTS FOURTH QUARTER 2019 RESULTS

DALLAS, TEXAS . . March 12, 2020.  Valhi, Inc. (NYSE: VHI) reported net income from continuing operations attributable to Valhi stockholders of $10.8 million, or $.03 per diluted share, in the fourth quarter of 2019 compared to $22.3 million, or $.07 per diluted share, in the fourth quarter of 2018.   Valhi reported net income from continuing operations attributable to Valhi stockholders of $49.2 million, or $.14 per diluted share for the full year of 2019 compared to $228.1 million, or $.67 per diluted share in the full year of 2018.  Net income from continuing operations attributable to Valhi stockholders decreased from the 2018 periods primarily due to the net effects of lower operating results from our Chemicals Segment in both the fourth quarter and full year of 2019, various income tax expense (benefit) items recognized in 2018, as discussed below, and lower litigation settlement expense at NL in 2019 as compared to 2018.

    The Chemicals Segment’s net sales of $372.7 million in the fourth quarter of 2019 were $23.3 million, or 7%, higher than in the fourth quarter of 2018.  The Chemicals Segment’s net sales of $1.7 billion in the full year of 2019 were $69.3 million, or 4%, higher than in the full year of 2018.  The Chemicals Segment’s net sales increased in 2019 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  The Chemicals Segment’s average TiO2 selling prices were 3% lower in the fourth quarter of 2019 as compared to the fourth quarter of 2018 and 6% lower in the full year of 2019 as compared to 2018.  The Chemicals Segment’s average TiO2 selling prices at the end of 2019 were 1% lower than at the end of the third quarter of 2019 and 1% lower than at the end of 2018.  TiO2 sales volumes were 14% higher in the fourth quarter of 2019 as compared to the fourth quarter of 2018 due to higher sales in the European and export markets partially offset by lower sales in the North American and Latin American markets. TiO2 sales volumes in the full year of 2019 were 15% higher as compared to the full year of 2018 primarily due to higher sales in the European, North American and export markets, with the European market experiencing the most significant increase.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing our Chemicals Segment’s net sales by approximately $8 million in the fourth quarter of 2019 and approximately $49 million in the full year of 2019 as compared to the same periods in 2018.  The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income in the fourth quarter of 2019 was $20.5 million as compared to $47.7 million in the fourth quarter of 2018.  For the full year of 2019, the Chemicals Segment’s operating income was $160.1 million as compared to $342.9 million in 2018.  The Chemicals Segment’s operating income decreased in the 2019 periods as the unfavorable effects of lower average TiO2 selling prices and higher raw materials and other production costs more than offset the favorable impact of higher sales volumes.  The Chemicals Segment’s TiO2 production volumes were 4% higher in the fourth quarter of 2019 and 2% higher in the full year of 2019 as compared to the same periods in 2018.  The Chemicals Segment’s production facilities operated at overall average capacity utilization rates of 98% in the full year of 2019 (97% in each of the first, second and third quarters and at full practical capacity in the fourth quarter of 2019) compared to 95% in 2018 (95%, 97%, 92% and 95% in the first, second, third and fourth quarters of 2018, respectively).  Fluctuations in currency exchange rates also affected operating income comparisons, which decreased operating income by approximately $8 million in the fourth quarter of 2019 and by approximately $3 million in the full year of 2019 as compared to the same periods in 2018.

The Component Products Segment’s net sales increased 8% in the fourth quarter of 2019 and 5% in the full year of 2019 compared to the respective periods of 2018.  The Component Products Segment’s net sales increased over both the comparable 2018 periods primarily due to higher marine components sales to the towboat market and to a lesser extent higher security products sales to the government security market.  The Component Products Segment’s operating income increased 21% in the fourth quarter of 2019 as compared to the fourth quarter of 2018 primarily due to the benefit of higher sales and a favorable customer and product mix at security products. For the full year of 2019 the Component Products Segment’s operating income was comparable to 2018 as the benefit of higher marine component sales and favorable medical costs at security products were offset by increased labor rates and associated payroll costs at security products resulting from regional pressure on wages for certain skilled labor positions.

The Real Estate Management and Development Segment’s fourth quarter 2019 sales were comparable to the fourth quarter of 2018. For the full year of 2019 the Real Estate Management and Development Segment had sales of $42.1 million, including $33.5 million in revenue on sales of land held for development, compared to sales of $40.0 million in the full year of 2018, including $32.3 million in sales of land held for development. Land sales revenue is generally recognized over time based on costs inputs, and land sales revenues are dependent on spending for development activities as we balance development requirements with home builder output during the year.  Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. The Real Estate Management and Development Segment had operating income in the fourth quarter of 2019 of $1.0 million compared to operating income of $2.1 million in the fourth quarter of 2018 and operating income of $14.8 million in the full year of 2019 compared to $10.0 million in the same period of 2018 due to relative changes in the amount of acreage sold in the fourth quarter and full year of 2019 as compared to the same periods in 2018.  Operating income in the full year of 2019 also includes $8.8 million of income related to the recognition of tax increment reimbursement note receivables (primarily in the second quarter) compared to $3.1 million of such income recognized in the first quarter of 2018.

Corporate expenses were 6% lower in the fourth quarter of 2019 and were 12% lower in the full year of 2019 compared to the same periods in 2018, primarily due to lower litigation and related costs and lower environmental remediation and related costs in 2019 compared to 2018.  NL recognized a pre-tax $62.0 million ($40.7 million, or $.12 per diluted share, net of income taxes and noncontrolling interest) settlement expense in 2018 related to a litigation settlement agreement.  NL recognized an additional pre-tax $19.3 million ($12.6 million, or $.04 per diluted share, net of income taxes and noncontrolling interest) litigation settlement expense in 2019 for a settlement agreement in the same case that was approved by the court in July 2019.  In the first quarter of 2018 we sold two parcels of land not used in our operating activities for an aggregate pre-tax gain of $12.5 million ($9.5 million, or $.03 per diluted share, net of income taxes and noncontrolling interest).  In the third quarter of 2019 we sold one parcel of land not used in our operations for a pre-tax gain of $4.4 million ($2.9 million, or $.01 per diluted share, net of income taxes and noncontrolling interest). In the third quarter of 2018 we recognized a pre-tax securities transaction gain of $12.5 million ($9.9 million, or $.03 per diluted share, net of income taxes) related to the sale of our interest in the Amalgamated Sugar Company LLC. Insurance recoveries aggregated $7.7 million pre-tax ($4.5 million, or $.01 per diluted share, net of income taxes and noncontrolling interest) in 2019, and substantially all of the insurance recoveries recognized by NL in 2019 relates to a new settlement NL reached in the second quarter with a single insurance carrier that agreed to reimburse NL for a portion of its past and future litigation defense costs. In addition, in the fourth quarter of 2019 Kronos had an insurance settlement gain related to a property damage claim.  In the fourth quarter of 2019 NL recognized a pre-tax gain of $3.0 million ($2.0 million, or $.01 per diluted share, net of income taxes and noncontrolling interest) related to the sale of its insurance and risk management business.

The Company’s income tax expense in 2019 includes a fourth quarter non-cash deferred income tax expense of $4.7 million ($.01 per diluted share, net of noncontrolling interest) primarily related to the revaluation of the net deferred income tax asset in Germany resulting from a decrease in the German trade tax rate and a fourth quarter income tax benefit of $3.0 million ($.01 per diluted share, net of noncontrolling) related to the favorable settlement of a prior year tax matter in Germany.

The Company’s income tax benefit in 2018 includes a third quarter net benefit of $112 million ($.33 per diluted share) related to the recognition of a non-cash deferred income tax benefit related to Valhi’s investment in Kronos and a fourth quarter charge of $4.0 million ($.01 per diluted share) related to a current cash income tax expense on global intangible low-tax income.

As previously reported, on January 26, 2018 we completed the sale of our Waste Management Segment, the results of operations of which have been reclassified to discontinued operations for all periods presented.  Discontinued operations in the full year of 2018 consists principally of a first quarter pre-tax gain on the disposal of this segment of $58 million ($34.7 million, or $.10 per diluted share, net of income taxes).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
•	Changes in the availability of raw materials (such as ore);
•	Competitive products and substitute products;
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for TiO2 and component products (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts, and public health crises such as the coronavirus);

•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers or trade disputes;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;

•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations such as those seeking to limit or classify TiO2  or its use;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components) and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

Three months ended			Year ended
December 31,			December 31,
2018		2019	2018	2019
(unaudited)

Net sales
Chemicals	$349.4	$372.7	$1,661.9	$1,731.2
Component products	27.4	29.6	118.2	124.2
Real estate management and development	11.9	11.8	40.0	42.1

Total net sales	$388.7	$414.1	$1,820.1	$1,897.5

Operating income

Chemicals	$47.7	$20.5	$342.9	$160.1
Component products	2.9	3.5	17.8	17.8
Real estate management and development	2.1	1.0	10.0	14.8

Total operating income	52.7	25.0	370.7	192.7

General corporate items:
Securities earnings	2.4	2.3	38.5	11.2
Insurance recoveries	.4	2.6	1.3	7.7
Gain on sale of business	-	3.0	-	3.0
Gain on land sales	-	-	12.5	4.4
Other components of net periodic pension expense	(3.3)	(4.2)	(14.5)	(16.5)
Changes in market value of Valhi common stock held by subsidiaries	(1.0)	(.1)	(12.2)	(.2)
Litigation settlement expense, net	-	-	(62.0)	(19.3)
General expenses, net	(10.0)	(9.4)	(42.4)	(37.5)
Interest expense	(10.3)	(10.1)	(55.7)	(40.8)

Income from continuing operations before income taxes	30.9	9.1	236.2	104.7

Income tax expense (benefit)	2.5	(5.3)	(30.7)	26.5

Net income from continuing operations	28.4	14.4	266.9	78.2

Income (loss) from discontinued operations	(4.6)	-	34.1	-

Net income	23.8	14.4	301.0	78.2

Noncontrolling interest in net income
of subsidiaries	6.1	3.6	38.8	29.0

Net income attributable to Valhi stockholders	$17.7	$10.8	$262.2	$49.2

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME (Continued)
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019
	(unaudited)
Amounts attributable to Valhi stockholders:

Income from continuing operations	$22.3	$10.8	$228.1	$49.2
Income (loss) from discontinued operations	(4.6)	-	34.1	-

Net income attributable to Valhi stockholders	$17.7	$10.8	$262.2	$49.2

Basic and diluted net income per share
Income from continuing operations	$.07	$.03	$.67	$.14
Income (loss) from discontinued operations	(.01)	-	.10	-

Net income attributable to Valhi stockholders	$.06	$.03	$.77	$.14

Basic and diluted weighted average shares outstanding	342.1	342.1	342.0	342.1

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES
(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2019 vs. 2018	2019 vs. 2018

Percentage change in TiO2 net sales :
TiO2 product pricing	(3)%	(6)%
TiO2 sales volumes	14	15
TiO2 product mix/other	(2)	(2)
Changes in currency exchange rates	(2)	(3)

Total	7%	4%